Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of THE MED-DESIGN CORPORATION AND SUBSIDIARIES (the "Company") on Form S-8 (File No. - ) of our report, dated March 12, 1999, on our audit of the consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, which report is included in the Annual Report on Form 10-KSB. We also consent to the reference to our firm under the caption "Information Required in the Registration Statement."




PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, PA

April 6, 1999